                                                                    EXHIBIT 23.7


          CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


        [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]


                                                                     May 3, 2001

Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007



Members of the Board of Directors:

We hereby consent to the use of our opinion letter dated April 13, 2001 to the Board of Directors of McNaughton Apparel Group Inc. included as Annex B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of McNaughton Apparel Group Inc. with a wholly-owned subsidiary of Jones Apparel Group, Inc. and to the references to such opinion in such proxy statement/prospectus under the captions "SUMMARY--Fairness Opinion of Financial Advisor", "THE MERGER--Background of the Merger", "THE MERGER--Reasons for the Merger" and "THE MERGER--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                           MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                           By: /s/ Tracy Aronson Schwartz